Exhibit 11.1

SAFEWAY INC. AND SUBSIDIARIES

Computation of Earnings Per Share

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended
	March 27 2004	March 27 2004	March 22, 2003	March 22, 2003
	Diluted	Basic	Diluted	Basic

Net income	$43.1	$43.1	$162.6	$162.6

Weighted average common shares outstanding	444.1	444.1	441.2	441.2

Common share equivalents	4.2		4.8

Weighted average shares outstanding	448.3		446.0

Earnings per share	$0.10	$0.10	$0.36	$0.37

Calculation of common share equivalents:

Options to purchase common shares	12.6		11.4
Common shares assumed purchased with potential proceeds	(8.4)		(6.6)

Common share equivalents	4.2		4.8

Calculation of common shares assumed purchased with potential proceeds:

Potential proceeds from exercise of options to purchase common shares	$185.2		$142.7
Common stock price used under the treasury stock method	$22.13		$21.73
Common shares assumed purchased with potential proceeds	8.4		6.6

Anti-dilutive shares totaling 24.7 million in 2004 and 26.9 million in 2003 have been excluded from diluted weighted average shares outstanding.